Exhibit 5.1

Fulbright & Jaworski l.l.p.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

www.fulbright.com

telephone:	(212) 318-3000	facsimile:	(212) 318-3400

November 23, 2004

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad, California 92008

Re: Invitrogen Corporation

      Registration Statement on Form S-4

Gentlemen:

We have acted as special New York counsel to Invitrogen Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company, pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of (i) up to $350 million aggregate principal amount of its new 2% Convertible Senior Notes due 2023 (the “New 2023 Notes”) that may be issued in exchange for an equal aggregate principal amount of the Company’s issued and outstanding 2% Convertible Senior Notes due 2023 (the “Existing 2023 Notes”), and an amount in cash and (ii) up to $450 million aggregate principal amount of its new 1.5% Convertible Senior Notes due 2024 (the “New 2024 Notes”) that may be issued in exchange for an equal aggregate principal amount of the Company’s issued and outstanding 1.5% Convertible Senior Notes due 2024 (the “Existing 2024 Notes”), and an amount in cash. The Company proposes to offer, upon the terms set forth in the Registration Statement (including the prospectus included therein and the letter of transmittal filed as an exhibit thereto), to exchange $1,000 principal amount of the New 2023 Notes for each $1,000 principal amount of the Existing 2023 Notes and $1,000 principal amount of the New 2024 Notes for each $1,000 principal amount of the Existing 2024 Notes (the “Exchange Offer”). The New 2023 Notes will be issued under an Indenture (the “New 2023 Notes Indenture”), and the New 2024 Notes will be issued under an Indenture (the “New 2024 Notes Indenture”), each such indenture to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion, we have examined such documents and records of the Company as we have deemed necessary. We have examined and relied on copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of the New 2023 Notes Indenture (including the form of the New 2023 Note set forth therein) and the form of the 2024 New Notes Indenture (including the form of the New 2024 Note set forth therein) filed as exhibits to the Registration Statement. In our examination, we have assumed (a) the due authorization by all parties, including the Company, of the New 2023 Notes Indenture, the New 2024 Notes Indenture, the New 2023 Notes and the New 2024 Notes, (b) that each of such parties has the legal power to act

Houston • New York • Washington DC • Austin • Dallas • Los Angeles • Minneapolis • San Antonio • Hong Kong • London • Munich

Invitrogen Corporation

November 23, 2004

in the respective capacity or capacities in which it is to act thereunder, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us.

Based upon the foregoing, we are of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the New 2023 Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the New 2023 Notes Indenture and as contemplated by the Registration Statement or any prospectus or prospectus supplement relating thereto, and (c) the New 2024 Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the New 2024 Notes Indenture and as contemplated by the Registration Statement or any prospectus or prospectus supplement relating thereto, the New 2023 Notes and the New 2024 Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the New 2003 Notes Indenture, in the case of the New 2003 Notes, or the benefits of the New 2004 Notes Indenture, in the case of the New 2004 Notes, and enforceable against the Company in accordance with their respective terms, except that the enforceability thereof may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, (b) general principles of equity, including without limitation requirements of good faith, fair dealing and reasonableness, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law), and (c) public policy.

The foregoing opinion is expressly limited to matters under and governed by the federal laws of the United States and the laws of the State of New York. The opinion expressed herein is solely for your benefit, and may be relied upon only by you. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  Fulbright & Jaworski L.L.P.